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                                                                   Exhibit 99.17

FOR IMMEDIATE RELEASE
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             RAMSAY YOUTH SERVICES, INC. ANNOUNCES NEW MENTAL HEALTH
        CONTRACT IN PUERTO RICO AND ITS INTENTION TO FILE AN APPLICATION
              TO LIST ITS SECURITIES ON THE NASDAQ SMALL CAP MARKET

CORAL GABLES, FLORIDA, SEPTEMBER 12, 2000 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) announced today that it was awarded a contract to provide a specialized mental health treatment program for youth referred by the Mental Health and Anti-Addiction Services Administration in Puerto Rico. The contract calls for Ramsay to provide a 20-bed residential treatment program for boys and girls ages 13 to 17, with a provision for additional overflow capacity. The contract is expected to generate over $2 million in annual revenue.

Commenting on the new contract, Luis E. Lamela, President and CEO of Ramsay Youth Services, Inc., stated, "We are very pleased to be working with the Mental Health and Anti-Addiction Services Administration in Puerto Rico. Our interdisciplinary team will focus on providing services that will assist youth in strengthening social and independent living skills, enhance educational and vocational abilities, improve communication skills and family interaction. The goal of the program is to achieve optimal functioning in daily life ultimately leading to the reintegration of youth back into the community."

In addition, the Company also announced today that it will file an application to transfer its securities from the NASDAQ National Market to the NASDAQ Small Cap Market. The transfer application is being filed as a result of the Company not being able to maintain a minimum market value of public float of $5,000,000.00 over thirty consecutive trading days as required by the NASDAQ National Market under maintenance standards.

Ramsay Youth Services, Inc. is a leading quality provider and manager of treatment, education and community-based programs for at-risk, troubled and special needs youth. The Company has operations in nine states and the Commonwealth of Puerto Rico.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information.


Contact: Isa Diaz
         Vice President Corporate Relations
         (305) 569-4626